THE AGILE GROUP, INC.
SHAREHOLDER AGREEMENT

This Shareholder Agreement (“Agreement”) is made and entered into effective December 1, 2020, among The Agile Group, Inc., a Nevada corporation (the “Corporation”), and the shareholders of the Corporation executing this Agreement or a Joinder Agreement (each a “Shareholder” and collectively, the “Shareholders”).

Definitions.  Unless defined elsewhere in this Agreement, capitalized terms used in this Agreement will have the meanings ascribed to them in the attached Appendix A.

Restrictions On Transfer.

Restriction.  No Transfer of Shares may be made unless the Transfer is expressly permitted or required by this Agreement (including pursuant to Section 3 below).  For purposes of this Agreement, “Transfer,” as defined in Appendix A, shall be construed as broadly as the law shall allow and shall include any change of legal or beneficial ownership with respect to such Shares or the creation of a security interest by any means and “Shares” as defined in Appendix A, shall be construed for purposes of this paragraph to include any shares issued as a stock dividend, stock split, merger, consolidation, recapitalization or other corporate change.  Any Transfer made in connection with the foreclosure of a security interest shall constitute a separate Transfer.

Securities Laws.  No offer or Transfer of Shares may be made unless pursuant to an effective registration statement filed under the Securities Act of 1933 and applicable state securities laws, or unless the Corporation receives an opinion of counsel, in form and from counsel satisfactory to the Corporation, that the offer or Transfer is exempt from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Transferees.  No Transfer of Shares may be made unless the transferee is a party to this Agreement or becomes a party to this Agreement by signing a Joinder Agreement in the form attached as Exhibit A.

Consent.  Each party to this Agreement consents to a permitted transferee becoming a party to this Agreement if the permitted transferee signs a Joinder Agreement in the form attached as Exhibit A.

Prohibited Transfers.  Any Transfer of Shares that is not expressly permitted or required by this Agreement will be null and void and have no force or effect unless the Corporation is required by applicable law to recognize the Transfer or unless the Corporation and all of the Shareholders elect to recognize the Transfer.

Indemnification.  Each Shareholder will defend and indemnify the Corporation and each present and future shareholder, director, officer, and authorized representative of the Corporation for, from, and against any and all claims, actions, proceedings, damages, liabilities, and expenses of every kind, whether known or unknown, including but not limited to reasonable attorney’s fees, resulting from or arising out of any Transfer of Shares by the Shareholder that is not expressly permitted or required by this Agreement.

Permitted Transfers.  A Shareholder may Transfer Shares as follows, subject to the terms and conditions set forth in Section 2:

Prior Consent.  A Shareholder may Transfer Shares with the unanimous prior written consent the Shareholders, which such Shareholders may withhold in their sole discretion.

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Corporation or Other Shareholders.  The Founding Shareholders may, upon 30 days’ written notice to the Corporation and the other Shareholders, Transfer Shares to the Corporation or to the other Founding Shareholder.

Merger or Conversion.  Subject to Section 11, a Shareholder may Transfer Shares in accordance with a plan of merger or plan of conversion approved by the Corporation.

Death.  Subject to Sections 5 and 6, a Shareholder may Transfer Shares by devise, intestate succession, or operation of law upon the Shareholder’s death.

Transfer Transaction.

(a)A Shareholder who gives a Drag-Along Notice in accordance with Section 10.1 may Transfer Shares in connection with the Transfer Transaction described in the Drag-Along Notice if the Transfer Transaction satisfies the requirements set forth in Section 10.3.

(b)A Shareholder who receives a Drag-Along Notice in accordance with Section 10.1 may Transfer Shares in connection with the Transfer Transaction described in the Drag-Along Notice.

(c)A Shareholder who gives a Tag-Along Notice in accordance with Section 11.1 may Transfer Shares in connection with the Transfer Transaction described in the Tag-Along Notice if the Transfer Transaction satisfies the requirements set forth in Section 11.4.

(d)A Shareholder who receives a Tag-Along Notice in accordance with Section 11.1 may Transfer Shares in connection with the Transfer Transaction described in the Tag-Along Notice.

Right of First Refusal.

Transfer Notice.  If a Shareholder desires to Transfer Shares to one or more specified transferees in a manner that is not expressly permitted under Section 3 or required by this Agreement, the Shareholder will give a Transfer Notice to the Corporation and the other Shareholders.

Corporation’s Option to Buy.

(a)For 30 days after the delivery of the Transfer Notice, the Corporation will have the option to buy some or all of the Shares set forth in the Transfer Notice:

(1)at the price and on the terms and conditions set forth in the Transfer Notice, if the proposed Transfer is a sale for cash or a sale for an obligation to pay cash; or

(2)at the price determined in accordance with Section 7 and on the terms and conditions set forth in Section 8, if any portion of the proposed Transfer is not a sale for cash or a sale for an obligation to pay cash.

(b)The Corporation may exercise the option by delivering to the Shareholder a notice stating that the option is exercised and specifying the number of Shares for which the option is exercised.

(c)If the Corporation does not exercise the option with respect to all of the Shares set forth in the Transfer Notice within the 30-day period after the delivery of the Transfer Notice, the

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Corporation will promptly give the other Shareholders a notice stating that fact and the number of Shares for which the option was and was not exercised.

Other Shareholders’ Option to Buy.

(a)For 30 days after the delivery of the notice to the other Shareholders, each other Shareholder will have the option to buy all of the Shares – but not less than all of the Shares – set forth in the Transfer Notice for which the option was not exercised by the Corporation:

(1)at the price and on the terms and conditions set forth in the Transfer Notice, if the proposed Transfer is a sale for cash or a sale for an obligation to pay cash; or

(2)at the price determined in accordance with Section 7 and on the terms and conditions set forth in Section 8, if any portion of the proposed Transfer is not a sale for cash or a sale for an obligation to pay cash.

(b)A Shareholder may exercise the option by delivering to the Corporation and the Shareholder who gave the Transfer Notice a notice stating that the option is exercised.

Sale to the Corporation and the Other Shareholders.  If one or both of the options under Section 4.2 and Section 4.3 are exercised with respect to all of the Shares set forth in the Transfer Notice:

(a)the Corporation will buy from the Shareholder who gave the Transfer Notice – and the Shareholder who gave the Transfer Notice will sell to the Corporation – the number of Shares for which the option was exercised by the Corporation, subject to the terms and conditions of this Agreement;

(b)the Shareholders who exercised the option will buy from the Shareholder who gave the Transfer Notice – and the Shareholder who gave the Transfer Notice will sell to the Shareholders who exercised the option – the number of Shares for which the option was exercised by the Shareholders, subject to the terms and conditions of this Agreement;

(c)if more than one Shareholder exercised the option, each Shareholder who exercised the option will have priority to such proportion of the available Shares as the number of the Corporation’s Shares owned by the Shareholder bears to the number of the Corporation’s Shares owned by all Shareholders who exercised the option; and

(d)the sale will occur in accordance with Section 9.

Right to Sell to Others.  If the options under Section 4.2 and Section 4.3 are not exercised with respect to all of the Shares set forth in the Transfer Notice, the Shareholder who gave the Transfer Notice may Transfer all of the Shares – but not less than all of the Shares – set forth in the Transfer Notice, but only if the Transfer is:

(a)made to the transferees set forth in the Transfer Notice;

(b)the type of Transfer set forth in the Transfer Notice;

(c)made at no less than the price set forth in the Transfer Notice, if applicable;

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(d)made in accordance with the terms and conditions set forth in the Transfer Notice, including but not limited to the payment terms, if applicable;

(e)made in accordance with the terms and conditions set forth in Section 2; and

(f)completed within 30 days after the date that the other Shareholders’ option under Section 4.3 expires.

Mandatory Triggering Events.

Mandatory Triggering Events.  Each of the following is a Mandatory Triggering Event:

(a)the Bankruptcy of a Shareholder;

(b)a Shareholder, other than a Founding Shareholder or member of the Board of Directors, terminates the Shareholder’s employment relationship with the Corporation without cause;

(c)the Corporation terminates a Shareholder’s employment relationship with the Corporation for cause because:

(1)the Shareholder engaged in any form of dishonesty or conduct involving moral turpitude related to the Shareholder’s employment relationship with the Corporation or that otherwise reflects adversely on the reputation or operations of the Corporation;

(2)the Shareholder failed to materially comply with any applicable law related to the Shareholder’s employment relationship with the Corporation;

(3)the Shareholder failed to materially comply with the reasonable instructions, policies, or rules of the Corporation;

(4)continuous or repeated problems occurred in connection with the performance of the Shareholder’s duties; or

(5)the Shareholder materially breached an employment agreement between the Shareholder and the Corporation and failed to cure the breach within 30 days after the Corporation notified the Shareholder of the breach;

(d)a Shareholder is convicted of a felony;

(e)a Shareholder materially breaches this Agreement and fails to cure the breach within 30 days after the Corporation or any other Shareholder notifies the Shareholder of the breach;

(f)a Shareholder materially breaches any other agreement to which the Shareholder and the Corporation are parties and fails to cure the breach within 30 days after the Corporation notifies the Shareholder of the breach;

(g)a Shareholder’s Transfer of Shares, unless the Transfer is expressly permitted by this Agreement; and

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(h)a Shareholder’s Transfer of Shares pursuant to a judgment for the annulment or dissolution of the Shareholder’s marriage.

Corporation’s and Other Shareholders’ Obligation to Buy.  Upon the occurrence of a Mandatory Triggering Event with respect to a Shareholder:

(a)the Shareholder will sell all of the Shares owned by the Shareholder to the Corporation or the other Shareholders, subject to the terms and conditions of this Agreement;

(b)the price of the Shares will be determined in accordance with Section 7 and the terms and conditions of the sale will be determined in accordance with Section 8;

(c)the Corporation and the other Shareholders may buy all of the Shares owned by the Shareholder in such proportions as the Corporation and the other Shareholders may agree;

(d)if the Corporation and the other Shareholders cannot agree on the proportions:

(1)the Corporation will buy all of the Shares owned by the Shareholder if the Corporation can lawfully do so under the Act; or

(2)if the Corporation cannot lawfully buy all of the Shares owned by the Shareholder under the Act:

(A)the Corporation will promptly give the other Shareholders a notice stating that fact and the number of Shares that it can and cannot lawfully buy under the Act;

(B)the Corporation will buy the number of Shares that it can lawfully buy under the Act, subject to the terms and conditions of this Agreement; and

(C)each other Shareholder will buy such proportion of the Shares that the Corporation cannot lawfully buy under the Act as the number of the Corporation’s Shares owned by the other Shareholder bears to the number of the Corporation’s Shares owned by all other Shareholders – excluding the Shares owned by the Shareholder to whom the Mandatory Triggering Event occurred – subject to the terms and conditions of this Agreement; and

(e)the sale will occur in accordance with Section 9.

Call Option Triggering Events.

Call Option Triggering Events.  Each of the following is a Call Option Triggering Event:

(a)the death of a Shareholder;

(b)the incompetency of a Shareholder, if an entry of a judgment by a court of competent jurisdiction adjudicates the Shareholder incompetent to manage the Shareholder’s person or estate;

(c)the disability of a Shareholder, if the board of directors reasonably determines that the Shareholder – with reasonable accommodation – has been or will be unable to perform the

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essential functions of the Shareholder’s duties as a director, officer, employee, or independent contractor of the Corporation for a period of 180 consecutive days; or

(d)if a Shareholder is a trust, the termination of the Shareholder.

Notice.

(a)If the Corporation obtains actual knowledge that a Call Option Triggering Event has occurred with respect to a Shareholder, the Corporation will promptly give each Shareholder a notice stating that the Call Option Triggering Event has occurred.

(b)If a Shareholder obtains actual knowledge that a Call Option Triggering Event has occurred with respect to any Shareholder, and if the Shareholder knows or should know that the Corporation has not obtained such knowledge, the Shareholder will promptly give the Corporation a notice stating that the Call Option Triggering Event has occurred.

Corporation’s Option to Buy.

(a)For 30 days after the delivery of the notice specified in Section 6.2(a), the Corporation will have the option to buy some or all of the Call Option Shares owned by the Shareholder to whom the Call Option Triggering Event occurred, at the price determined in accordance with Section 7 and on the terms and conditions set forth in Section 8.

(b)The Corporation may exercise the option by delivering to the Shareholder a notice stating that the option is exercised and specifying the number of Call Option Shares for which the option is exercised.

(c)If the Corporation does not exercise the option with respect to all of the Call Option Shares owned by the Shareholder within the 30-day period after the delivery of the notice specified in Section 6.2(a), the Corporation will promptly give the other Shareholders a notice stating that fact and the number of Call Option Shares for which the option was and was not exercised.

Other Shareholders’ Option to Buy.

(a)For 30 days after the delivery of the notice specified in Section 6.3(c), each other Shareholder will have the option to buy all of the Call Option Shares – but not less than all of the Call Option Shares – owned by the Shareholder for which the option was not exercised by the Corporation, at the price determined in accordance with Section 7 and on the terms and conditions set forth in Section 8.

(b)A Shareholder may exercise the option by delivering to the Corporation and the Shareholder to whom the Call Option Triggering Event occurred a notice stating that the option is exercised.

Sale to the Corporation and the Other Shareholders.  If one or both of the options under Section 6.3 and Section 6.4 are exercised with respect to all of the Call Option Shares owned by the Shareholder:

(a)the Corporation will buy from the Shareholder – and the Shareholder will sell to the Corporation – the number of Call Option Shares for which the option was exercised by the Corporation, subject to the terms and conditions of this Agreement;

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(b)the Shareholders who exercised the option will buy from the Shareholder – and the Shareholder will sell to the Shareholders who exercised the option – the number of Call Option Shares for which the option was exercised by the Shareholders, subject to the terms and conditions of this Agreement;

(c)if more than one Shareholder exercised the option, each Shareholder who exercised the option will have priority to such proportion of the available Call Option Shares as the number of the Corporation’s Shares owned by the Shareholder bears to the number of the Corporation’s Shares owned by all Shareholders who exercised the option; and

(d)the sale will occur in accordance with Section 9.

Continued Ownership.  If the options under Section 6.3 and Section 6.4 are not exercised with respect to all of the Call Option Shares owned by the Shareholder, no sale will occur and the Shareholder will continue to own all of the Shareholder’s Call Option Shares subject to the terms and conditions of this Agreement.

Price.  If the price of any Shares is to be determined in accordance with this Section 7, the price will be determined as follows:

Agreed Value.  If the seller and the buyers otherwise agree on a price of the Shares within 30 days after the determination of the parties buying the Shares and the number of Shares being bought by each party, the price of the Shares will be as agreed.

Price of Shares.  If the seller and the buyers cannot otherwise agree on the price of the Shares within 30 days after the determination of the parties buying the Shares and the number of Shares being bought by each party, then the price of any Shares will be determined as follows:

(a)the fair market value of the Shares as of the last day of the calendar month in which the event giving rise to the sale occurred will be determined by appraisal;

(b)the fair market value of the Shares will include the goodwill;

(c)the fair market value of the Shares will give effect to the preferences, limitations, and relative rights of the Shares, and any appropriate minority discount or lack of marketability discount; and

(d)the price of the Shares will be the fair market value of the Shares.

Appraisal.  If the fair market value of the Shares is to be determined by appraisal, the fair market value of the Shares will be determined in accordance with the following provisions:

(a)if the seller and the buyers agree on and retain an appraiser within 30 days after the expiration of the period specified in Section 7.2, the fair market value of the Shares will be determined by the appraiser;

(b)if the seller and the buyers cannot agree on and retain an appraiser within 30 days after the expiration of the period specified in Section 7.2:

(1)each of the seller and the buyers will retain an appraiser within an additional 20 days;

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(2)within an additional 20 days the appraisers will designate a third appraiser and the seller and the buyers will retain the third appraiser; and

(3)the fair market value of the Shares will be determined by the third appraiser;

(c)within 60 days after the appraiser who is to determine the fair market value of the Shares is retained, the appraiser will deliver to the seller and the buyers a written and signed document which sets forth the appraiser’s determination of the fair market value of the Shares, together with a discussion of the facts, considerations, and opinions on which the determination is based;

(d)the appraiser’s determination of the fair market value of the Shares will be binding on the seller and the buyers;

(e)each appraiser will be a practicing business appraiser with knowledge and experience in the industry in which the Corporation operates;

(f)each of the seller and the buyers may present facts and opinions to the appraisers, and the appraisers will consider all relevant facts and opinions presented by the seller and the buyers;

(g)each of the seller and the buyers will pay all of the fees, costs, and expenses of any appraiser retained solely by them; and

(h)each of the seller and the buyers will pay 50% of the fees, costs, and expenses of any appraiser retained by both of them.

Payment Terms.  If the terms and conditions of a sale of any Shares are to be determined in accordance with this Section 8, the terms and conditions will be determined as follows:

Agreed Terms.  If the seller and the buyers agree on the terms and conditions of the sale of the Shares within 30 days after the determination of the parties buying the Shares and the number of Shares being bought by each party, the terms and conditions of the sale of the Shares will be as agreed.

Payment Terms.  If the seller and the buyers cannot agree on the terms and conditions of the sale of the Shares within 30 days after the determination of the parties buying the Shares and the number of Shares being bought by each party, the terms and conditions will be as follows:

(a)30% of the price of the Shares will be paid on the date that the sale occurs;

(b)the balance of the price of the Shares, together with interest on the unpaid balance from the date of the sale of the Shares, will be paid in 36 equal monthly installments of principal and interest;

(c)the first installment will be due on the first day of the first calendar month after the date of the sale of the Shares, and subsequent installments will be due on the same day of each following month;

(d)the buyers will pay interest on the unpaid balance at an annual rate of 5% computed on the basis of a 365-day year;

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(e)if a Shareholder is a buyer, the Shareholder’s obligation to pay the balance of the price of the Shares will be:

(1)evidenced by a nonnegotiable promissory note, in form and substance reasonably satisfactory to the seller; and

(2)secured by a security interest in the Shareholder’s Shares, as evidenced by a pledge agreement, in form and substance reasonably satisfactory to the seller; and

(f)if the Corporation is a buyer, the Corporation’s obligation to pay the balance of the price of the Shares will be:

(1)evidenced by a promissory note, in form and substance reasonably satisfactory to the seller; and

(2)secured by a security interest in the Corporation’s assets,  as evidenced by a pledge agreement, in form and substance reasonably satisfactory to the seller.

Sale of Shares.  If the sale of any Shares is to occur in accordance with this Section 9, the sale will occur as follows:

Sale.

(a)The sale will occur at a time and date fixed by the seller and the buyers within 30 days after:

(1)the final determination of the price of the Shares, if the price of the Shares is determined in accordance with Section 7; or

(2)the date that the last possible option is exercised under Section 4.2 and Section 4.3, if the price of the Shares is the price set forth in a Transfer Notice.

(b)The sale will take place at the Corporation’s principal office, or at a place fixed by the seller and the buyers.

(c)All sales to all buyers will occur – and will be deemed to have occurred – simultaneously.

Deliveries.

(a)Each buyer will sign and deliver to the seller:

(1)a certified check in the amount of the portion of the price of the Shares that will be paid on the date that the sale occurs;

(2)if the buyer is the Corporation, a redemption agreement that contains:

(A)a representation and warranty by the Corporation that the Corporation can lawfully buy the Shares under the Act; and

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(B)such other terms and conditions that are customarily included in a redemption agreement, in form and substance reasonably satisfactory to the Corporation and the seller;

(3)if the buyer is a Shareholder, a stock purchase agreement that contains:

(A)investment representations and warranties by the buyer to ensure compliance with all applicable securities laws, in form and substance reasonably satisfactory to the seller; and

(B)such other terms and conditions that are customarily included in a stock purchase agreement, in form and substance reasonably satisfactory to the buyer and the seller;

(4)any promissory note or pledge agreement required by Section 8.2(e) or Section 8.2(f) and

(5)if applicable, any other documents required by  the Transfer Notice.

(b)The seller will deliver to the buyers all share certificates representing the Shares, together with stock powers indorsed to the appropriate buyers, in form and substance reasonably satisfactory to the buyers.

(c)The seller will sign and deliver to each buyer:

(1)if the buyer is the Corporation, a redemption agreement that contains:

(A)representations and warranties by the seller that the seller is the sole owner of the Shares and that the Shares are free from any encumbrance, including but not limited to any security interest or lien;

(B)investment representations and warranties by the seller to ensure compliance with all applicable securities laws, in form and substance reasonably satisfactory to the Corporation; and

(C)such other terms and conditions that are customarily included in a redemption agreement, in form and substance reasonably satisfactory to the Corporation and the seller; and

(2)if the buyer is a Shareholder, a stock purchase agreement that contains:

(A)representations and warranties by the seller that the seller is the sole owner of the Shares and that the Shares are free from any encumbrance, including but not limited to any security interest or lien;

(B)investment representations and warranties by the seller to ensure compliance with all applicable securities laws, in form and substance reasonably satisfactory to the buyer; and

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(C)such other terms and conditions that are customarily included in a stock purchase agreement, in form and substance reasonably satisfactory to the buyer and the seller.

(d)The seller, the buyers, and the Corporation will sign and deliver all other documents and take or cause to be taken all other acts that they deem necessary or appropriate to effect and carry out the sale of the Shares.

Drag-Along Rights.

Drag-Along Notice. If any Shareholder whose Shares exceed 60% of the Shares of all Shareholders agrees, proposes, or intends to enter into a Transfer Transaction, such Shareholder may give a Drag-Along Notice to the Corporation and the other Shareholders.

Other Shareholders’ Obligation to Transfer. Subject to Section 10.3, each Shareholder who receives a Drag-Along Notice will:

(a)sign and deliver all documents and take or cause to be taken all other acts that the Shareholders who gave the Drag-Along Notice deem reasonably necessary or appropriate to close the Transfer Transaction; and

(b)unless the Transfer Transaction is terminated or abandoned:

(1)enter into the Transfer Transaction;

(2)Transfer all of the Shareholders’ Shares in accordance with the Transfer Transaction; and

(3)if the Transfer is a merger or conversion, become a party to any shareholder agreement, operating agreement, partnership agreement, or other similar agreement among the shareholders, members, partners, or other equity owners of any business entity into which the Corporation merges or converts.

Transfer Transaction.  A Shareholder who receives a Drag-Along Notice will have no obligations under Section 10.2 unless the Transfer Transaction satisfies the following requirements:

(a)the Transfer must be made to one or more of the proposed transferees set forth in the Drag-Along Notice;

(b)the Transfer must be the type of Transfer set forth in the Drag-Along Notice;

(c)if the Transfer is a sale, the price of the Shares must be substantially similar to the price set forth in the Drag-Along Notice;

(d)if the Transfer is a merger or conversion, the type and value of the consideration into which the Shares will be converted must be substantially similar to the type and value of the consideration set forth in the Drag-Along Notice;

(e)the material terms and conditions of the Transfer Transaction must apply equally – and where appropriate, on a pro rata basis – to all Shareholders; and

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(f)the Transfer Transaction must close no earlier than 30 days after the delivery of the Drag-Along Notice and no later than 180 days after the delivery of the Drag-Along Notice.

Waiver of Dissenters’ Rights.  Each Shareholder waives any dissenters’ rights the Shareholder may have under the Act or otherwise with respect to any Transfer Transaction that satisfies the requirements set forth in Section 10.3, including but not limited to the right to receive a dissenters’ notice from the Corporation, the right to dissent from the Transfer Transaction, and the right to obtain payment for the Shareholders’ shares.

Expenses.  Each Shareholder will bear the Shareholder’s own fees, costs, and expenses incurred in connection with the Transfer Transaction.

Tag-Along Rights.

Tag-Along Notice.  If any Shareholder whose Shares exceed 60% of the Shares of all Shareholders agrees, proposes, or intends to enter into a Transfer Transaction, such Shareholder must give a Tag-Along Notice to the Corporation and the other Shareholders.

Other Shareholders’ Option to Transfer.

(a)For 30 days after the delivery of the Tag-Along Notice, each Shareholder who receives a Tag-Along Notice will have the option to Transfer all – but not less than all – of the Shareholders’ Shares in accordance with the Transfer Transaction.

(b)A Shareholder may exercise the option by delivering to the Corporation and the Shareholders who gave the Tag-Along Notice a notice stating that the option is exercised.

Other Shareholders’ Obligation to Transfer.  If a Shareholder exercises the option within the 30-day period after the delivery of the Tag-Along Notice:

(a)the Shareholders who gave the Tag-Along Notice will use the Shareholders’ commercially reasonable efforts to ensure that the Shareholder who exercised the option is permitted to Transfer the Shareholder’s Shares in accordance with the Transfer Transaction;

(b)subject to Section 11.4, the Shareholder who exercised the option will sign and deliver all documents and take or cause to be taken all other acts that the Shareholders who gave the Tag-Along Notice deem reasonably necessary or appropriate to close the Transfer Transaction; and

(c)subject to Section 11.4, the Shareholder who exercised the option will, unless the Transfer Transaction is terminated or abandoned:

(1)enter into the Transfer Transaction;

(2)Transfer the Shareholders’ Shares in accordance with the Transfer Transaction; and

(3)if the Transfer is a merger or conversion, become a party to any shareholder agreement, operating agreement, partnership agreement, or other similar agreement among the shareholders, members, partners, or other equity owners of any business entity into which the Corporation merges or converts.

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Transfer Transaction.  A Shareholder who exercises the option under Section 11.2 will have no obligations under Section 11.3 unless the Transfer Transaction satisfies the following requirements:

(a)the Transfer must be made to one or more of the proposed transferees set forth in the Tag-Along Notice;

(b)the Transfer must be the type of Transfer set forth in the Tag-Along Notice;

(c)if the Transfer is a sale, the price of the Shares must be substantially similar to the price set forth in the Tag-Along Notice;

(d)if the Transfer is a merger or conversion, the type and value of the consideration into which the Shares will be converted must be substantially similar to the type and value of the consideration set forth in the Tag-Along Notice;

(e)the other terms and conditions of the Transfer must be substantially similar to the other terms and conditions set forth in the Tag-Along Notice;

(f)the material terms and conditions of the Transfer Transaction must apply equally – and where appropriate, on a pro rata basis – to all Shareholders; and

(g)the Transfer Transaction must close no earlier than 30 days after the delivery of the Tag-Along Notice and no later than 180 days after the delivery of the Tag-Along Notice.

Waiver of Dissenters’ Rights.  Each Shareholder who gives a Tag-Along Notice and each Shareholder who exercises the option under Section 11.2 waives any dissenters’ rights the Shareholder may have under the Act or otherwise with respect to the Transfer Transaction specified in the Tag-Along Notice if the Transfer Transaction satisfies the requirements set forth in Section 11.4, including but not limited to the right to receive a dissenters’ notice from the Corporation, the right to dissent from the Transfer Transaction, and the right to obtain payment for the Shareholders’ shares.

Expenses.  Each Shareholder will bear the Shareholder’s own fees, costs, and expenses incurred in connection with the Transfer Transaction.

Issuance of Shares.

Issuance of Shares.  The Corporation may not issue Shares, options, or other rights to acquire Shares to a person:

(a)unless the person is a party to this Agreement;

(b)unless the person becomes a party to this Agreement by signing a Joinder Agreement in the form attached as Exhibit A; or

(c)with respect to options or other rights to acquire Shares, unless the exercise of the option or other right is contingent upon the person becoming a party to this Agreement by signing a Joinder Agreement in the form attached as Exhibit A.

Consent.  Each party to this Agreement consents to a person that is issued Shares, options, or other rights to acquire Shares by the Corporation becoming a party to this Agreement if the person signs a Joinder Agreement in the form attached as Exhibit A.

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Representations and Warranties of Shareholders.  Each party represents and warrants to each other party as follows:

Organization.  If the party is an entity, the party is duly organized and validly existing under the laws of the State of its organization.

Authority.  The party has full power and authority to sign and deliver this Agreement and to perform all of the party’s obligations under this Agreement.

Binding Obligation.  This Agreement is the legal, valid, and binding obligation of the party, enforceable against the party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

No Conflicts.  The signing and delivery of this Agreement by the party and the performance by the party of all of the party’s obligations under this Agreement will not:

(a)conflict with the party’s articles of incorporation, bylaws, articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement, or other similar organizational documents, if any;

(b)breach any agreement to which the party is a party, or give any person the right to accelerate any obligation of the party;

(c)violate any law, judgment, or order to which the party is subject; or

(d)require the consent, authorization, or approval of any person, including but not limited to any governmental body.

Spousal Consent.  Contemporaneously with the signing and delivery of this Agreement, each party who has a spouse that is not a party to this Agreement will deliver to the Corporation a Spousal Consent in the form attached as Exhibit B signed by the party’s spouse.  If a party marries an individual that is not a party to this Agreement after the date of this Agreement, the party will promptly deliver to the Corporation the Spousal Consent signed by the party’s spouse.

Termination.

Agreement.  This Agreement will terminate with respect to all parties upon the earliest to occur of the following:

(a)upon the written agreement of the Shareholders;

(b)at such time as only one Shareholder is a party to this Agreement;

(c)upon the merger of the Corporation with another business entity, if the Corporation is not the surviving business entity; and

(d)the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

Shareholder.

14 – SHAREHOLDER AGREEMENT – THE AGILE GROUP, INC.

(a)This Agreement will terminate with respect to a Shareholder if the Shareholder sells, exchanges, gifts, or otherwise liquidates all of the Shareholder’s Shares in accordance with this Agreement, other than solely as a result of the Shareholder’s death, incompetency, or Bankruptcy.

(b)Each Shareholder will sign a Joinder Agreement in the form attached as Exhibit A if the Shareholder sells all of the Shareholder’s Shares in accordance with this Agreement, is granted a security interest in some or all of the Shares, and subsequently forecloses the security interest and reacquires some or all of the Shares.

Equitable Relief.  The parties acknowledge that the remedies available at law for any breach of this Agreement may, by their nature, be inadequate.  Accordingly, and in addition to any other remedies available to the parties at law or in equity, each party may obtain injunctive relief or other equitable relief to restrain a breach or threatened breach of this Agreement or to specifically enforce this Agreement, without proving that any monetary damages have been sustained.

Legend.  The Corporation will imprint each certificate representing Shares with the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TERMS AND CONDITIONS OF A SHAREHOLDER AGREEMENT DATED DECEMBER 1, 2020 BETWEEN THE CORPORATION AND ITS SHAREHOLDERS, A COPY OF WHICH IS ON FILE WITH CORPORATION, WHICH AGREEMENT INCLUDES, AMONG OTHER PROVISIONS, RESTRICTIONS ON THE TRANSFER OF THE SHARES AND UNDER SOME CONDITIONS AN IRREVOCABLE PROXY.

Records.  The Corporation will keep a copy of this Agreement and all amendments to this Agreement at the Corporation’s principal office or registered office, and this Agreement will be subject to inspection by any Shareholder in accordance with the Act.

General.

No Assignment.  No party may assign or delegate any of the party’s rights or obligations under this Agreement to any person unless the assignment or delegation is expressly permitted by this Agreement.

Binding Effect.  This Agreement will be binding on the parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to their benefit.

Amendment.  This Agreement may be amended only by a written agreement signed by each party.

Notices.  All notices or other communications required or permitted by this Agreement:

(a)must be in writing;

(b)must be delivered to the Shareholders at the addresses on file with the Corporation; and

(c)are considered delivered:

(1)upon actual receipt if delivered personally or by a nationally recognized overnight delivery service;

15 – SHAREHOLDER AGREEMENT – THE AGILE GROUP, INC.

(2)upon receipt by the recipient’s Internet Service Provider without notice to the Sender that the transmission is undeliverable, if delivered by electronic mail to the electronic mail address provided by the party, provided that the notice is concurrently mailed to the recipient;

(3)upon confirmation by the transmitting facsimile device of successful transmission, if delivered by facsimile using the facsimile number provided by the party; or

(4)at the end of the third business day after the date of deposit, if deposited in the United States mail, postage pre-paid, certified, return receipt requested.

Waiver.  No waiver will be binding on a party unless it is in writing and signed by the party making the waiver.  A party’s waiver of a breach of a provision of this Agreement will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

Severability.  If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Agreement will not be impaired.

Further Assurances.  The parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

No Third-Party Beneficiaries.  Except for third parties entitled to indemnity under an indemnification provision in this Agreement, the parties do not intend to confer any right or remedy on any third party.

Survival.  Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity..

Attachments. Any exhibits, schedules, and other attachments referenced in this agreement are part of this Agreement.

Remedies.  The parties will have all remedies available to them at law or in equity.  All available remedies are cumulative and may be exercised singularly or concurrently.

Governing Law.  This Agreement is governed by the laws of the State of Nevada, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement.

16 – SHAREHOLDER AGREEMENT – THE AGILE GROUP, INC.

Arbitration. All disputes arising out of or relating to this Agreement, the other agreements, documents, and instruments to be executed and delivered pursuant hereto or thereto, or any part of the business relationship between the Company and the Purchasers (“Arbitrable Claims”), shall be resolved exclusively by binding arbitration in Clark County, Nevada, before one arbitrator. The arbitration shall be administered by JAMS (Judicial Arbitration and Mediation Services) pursuant to its Comprehensive Arbitration Rules and Procedures. The arbitrator shall have the authority to award or grant legal, equitable, and declaratory relief. No action at law or in equity based upon any Arbitrable Claim shall be instituted in any court by any party except (a) an action to compel arbitration pursuant to this Section or (b) an action to enforce an award rendered in an arbitration proceeding in accordance with this Section 20.13 or otherwise have such award entered as a judgment. For any such action at law or in equity, the parties hereby consent to the exclusive jurisdiction of the state or federal courts sitting in Clark County, Nevada and hereby explicitly and unequivocally waive (x) any claim or defense that such forum is not convenient or proper, and (y) any such party’s right to remove any such action to federal court based on diversity jurisdiction. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner prescribed in Section 20.13 or in any other manner authorized by the laws of the State of Nevada, that when so made shall be as if served upon it personally within the State of Nevada, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any manner specified by applicable law. The parties understand and acknowledge that, by agreeing to binding arbitration, they waive the right to submit the dispute for determination by a court and thereby also waive the right to a jury or court trial.

Attorney’s Fees.  If any arbitration, action, suit, or proceeding is instituted to interpret, enforce, or rescind this Agreement, or otherwise in connection with the subject matter of this Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney’s fees and other fees, costs, and expenses of every kind, including but not limited to the costs and disbursements specified in ORCP 68 A(2), incurred in connection with the arbitration, action, suit, or proceeding, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

Entire Agreement.  This Agreement contains the entire understanding of the parties regarding the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement.

Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

17 – SHAREHOLDER AGREEMENT – THE AGILE GROUP, INC.

Dated effective:  December 1, 2020.

COMPANY: THE AGILE GROUP, INC., a Nevada corporation By: /s/ Keith Aichele Name: Keith Aichele Title: CEO
SHAREHOLDERS: Koala Holdings, LLC By:/s/ Keith Aichele on behalf of company Name: Keith Aichele Title: Member	Lemonade Real Estate Solutions LLC By: /s/ Jim Collins on behalf of company Name: Iim Collins Title: Member
Bourbon Realty LLC By: /s/ Ellen Lin on behalf of company Name: Ellen Lin Title: Member	Agile Legacy, LLC By: /s/ Chew-Hoong Koh on behalf of company Name: Chew-Hoong Koh Title: Member
Artemisia Holdings, LLC By: /s/ Dawn LaCoste on behalf of company Name: Dawn LaCoste Title: Member	People Consulting LLC By: /s/ Tonya McKinney on behalf of company Name: Tonya McKinney Title: Member
No Limit Investing LLC By: /s/ Kelly McDonald on behalf of company Name: Kelly McDonald Title: Member	Credit2Wealth.com LLC By: /s/ Lisa Gavin on behalf of Company Name: Lisa Gavin Title: Member
MPS Group Inc. By: /s/ Doug May on behalf of company Name: Doug May Title: President Laurelle Timms LLC By: /s/ Laurelle Timms on behalf of company Name: Laurelle Timms Title: Member	/s/ Wei lin change Wei lin Chang, Trustee of the Real Long Legacy Trust

SHAREHOLDER AGREEMENT – THE AGILE GROUP, INC. (signature page)

SHAREHOLDERS:

/s/ Briant Stringham	/s/ Bryan Knisley
Briant Stringham	Bryan Knisley

/s/ Tim Cunha	/s/ Steve Love
Tim Cunha	Steve Love

/s/ Scott Wright	/s/ Ryan Phelps
Scott Wright	Ryan Phelps

/s/ Giovanna Francia
Giovanna Francia

SHAREHOLDER AGREEMENT – THE AGILE GROUP, INC. (signature page)

APPENDIX A

Definitions

1.“Act” means the Nevada Corporations Code, as amended from time to time.

2.“Bankruptcy” means, with respect to a person:

(a)assignment by the person for the benefit of creditors;

(b)commencement of a voluntary bankruptcy case by the person;

(c)adjudication of the person as bankrupt or insolvent;

(d)filing by the person of a petition or answer seeking for the person any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or rule;

(e)filing by the person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the person in any proceeding of this nature;

(f)seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of the person or of all or any substantial part of the person’s properties;

(g)commencement of an involuntary bankruptcy case against the person that has not been dismissed on or before the 120th day after the commencement of the case; or

(h)appointment, without the person’s consent, of a trustee, receiver, or liquidator either of the person or of all or any substantial part of the person’s properties that is not:

(1)vacated or stayed on or before the 90th day after appointment; or

(2)vacated on or before the 90th day after expiration of a stay.

3.“Call Option Shares” means all of the Shares owned by the Shareholder to whom the Call Option Triggering Event occurred in the case of any Call Option Triggering Event under Section 6.1.

4.“Call Option Triggering Event” means any event specified in Section 6.1.

5.“Control” means with respect to a trust, having the right to designate more than 50% of the trustees of the trust.

6.“Dissolution” means, with respect to an entity:

(a)the judicial dissolution of the entity;

(b)the administrative dissolution of the entity, but only after the applicable statutory period for reinstatement, if any, expires; or

(c)any other dissolution of the entity, but only after the applicable statutory period for revocation of dissolution, if any, expires.

1 – APPENDIX A: DEFINITIONS

7.“Drag-Along Notice” means a notice delivered under Section 10 that sets forth:

(a)the names of one or more proposed transferees;

(b)the type of proposed Transfer;

(c)the proposed price of the Shares, if the Transfer is a sale;

(d)the proposed consideration into which the Shares will be converted, together with the estimated value of the consideration, if the Transfer is a merger or conversion;

(e)the proposed other terms and conditions of the Transfer, including but not limited to the payment terms, if applicable; and

(f)the proposed date of the Transfer.

8.“Founding Shareholders” means Koala Holdings, LLC, Bryan Knisley, Briant Stringham and Tim Cunha.

9.“Mandatory Triggering Event” means any event specified in Section 5.1.

10.“Shares” means issued and outstanding shares of the Corporation.

11.“Tag-Along Notice” means a notice delivered under Section 11 that sets forth:

(a)the names of one or more proposed transferees;

(b)the type of proposed Transfer;

(c)the proposed price of the Shares, if the Transfer is a sale;

(d)the proposed consideration into which the Shares will be converted, together with the estimated value of the consideration, if the Transfer is a merger or conversion;

(e)the proposed other terms and conditions of the Transfer, including but not limited to the payment terms, if applicable; and

(f)the proposed date of the Transfer.

12.“Transfer” means any transfer, including but not limited to any sale, exchange, gift, encumbrance, foreclosure of an encumbrance, or attachment, regardless of whether the transfer occurs voluntarily or involuntarily, by operation of law, or because of any act or occurrence.

13.“Transfer Notice” means a notice delivered under Section 4 that sets forth:

(a)the names of the proposed transferees;

(b)the number of Shares that the Shareholder proposes to Transfer;

(c)the type of proposed Transfer;

(d)the proposed price of the Shares, if applicable; and

2 – APPENDIX A: DEFINITIONS

(e)the proposed other terms and conditions of the Transfer, including but not limited to the payment terms, if applicable.

14.“Transfer Transaction” means a transaction involving:

(a)a sale of 50% or more of the Shares of all Shareholders;

(b)the merger of the Corporation with another business entity, if the Corporation is not the surviving business entity; or

(c)the conversion of the Corporation into another business entity.

3 – APPENDIX A: DEFINITIONS

EXHIBIT A

Joinder Agreement

______________________________ agrees to become a party to and be bound by the provisions of the Shareholder Agreement dated ______, ______ among THE AGILE GROUP, INC., a Nevada corporation (the “Corporation”), and each other shareholder of the Corporation.

Dated effective:  _________________________, 20__.

SHAREHOLDER:

Signature Printed Name

1 – EXHIBIT A: JOINDER AGREEMENT

EXHIBIT B

Spousal Consent

1.Spouse.  I, ______________________________, certify to THE AGILE GROUP, INC., a Nevada corporation (the “Corporation”), and its shareholders that I am the spouse of ______________________________, a shareholder of the Corporation.

2.Shareholder Agreement.  I have read and understood the Shareholder Agreement dated _________, _____ among the Corporation and each shareholder (the “Shareholder Agreement”).

3.Compliance.  I agree to comply with the provisions of the Shareholder Agreement to the extent that I have or subsequently acquire any interest in my spouse’s shares, and agree that any interest that I have or subsequently acquire in my spouse’s shares is subject to the provisions of the Shareholder Agreement.

4.Sale and Conversion.  I understand that under the Shareholder Agreement:

(a)my spouse may have the option or obligation to sell some or all of my spouse’s shares; and

(b)my spouse’s shares may be converted into shares, units, or other ownership interests of another business entity, with or without my spouse’s consent.

5.Consent and Waiver.  I consent to any sale or conversion of my spouse’s shares to the extent that the sale or conversion is not inconsistent with the Shareholder Agreement or applicable law.  I waive any right that I may have to challenge any such sale or conversion.

Dated effective:  _________________________, 20__.

Signature Printed Name

1 – EXHIBIT B: SPOUSAL CONSENT